Exhibit 99.3

Company Press Release

I-Net Holdings, Inc. Announces Advisory Board

DALLAS--(BUSINESS WIRE)--Jan. 24, 2000--I-Net Holdings, which today announced the expectation of a definitive merger with Evans Systems, Inc. (Nasdaq NMS:
EVSI - news), released the establishment of its Advisory Board.

I-Net's Advisory Board, which will remain in place after the merger, is organized to provide operational and industry expertise to I-Net and its targeted companies. Advisory Board members are as follows:

PALLAB K. CHATTERJEE, Ph.D.

Dr. Chatterjee is Senior Vice President and Chief Information Officer of Texas Instruments Incorporated (NYSE: TXN - news) an $8.7 billion technology company. He is responsible for all information technology services worldwide for Texas Instruments (TI). Prior to this appointment he served within TI as President of Personal Productivity Products where he was responsible for laptop computers, educational and pocket solution products. From 1992 to January 1995, he served as Senior Vice President and Chief Technical Officer, Semiconductor Group and Director of Research and Development/Technology. Dr. Chatterjee served as Vice President/Director, R&D from 1989 to 1992. He is a Fellow in IEEE and was elected to the National Academy of Engineering in 1997. Dr. Chatterjee has over 120 published papers and holds over 50 patents.

MICHAEL H. STONE, Ph.D.

Dr. Stone is the current Chairman of the Board of American Iron Horse Motorcycle Company. Prior to this, he served as President and COO of the United Baseball League from 1994 to 1997. He also served as President and CEO of Triad
Technologies International, as well as the President and COO of the Texas Rangers Baseball Club. Dr. Stone is a skilled executive with extensive experience in general management, international business development, strategic planning, marketing and sales. He has achieved recognition and awards throughout his distinguished career.

DONALD L. SEXTON, Ph.D.

Dr. Sexton has had three careers. He spent 10 years in flight test instrumentation and weapons system analysis in the aerospace industry. In his eight years as a turn-a-round specialist, he managed four firms from losses to profitable operations. In his 17-year academic career he held the Caruth Chair in Entrepreneurship at Baylor University and the William H. Davis Chair in


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Entrepreneurship  at the Ohio State  University.  Internationally  known for his research and publications, he has lectured and made presentations throughout the United States and in 14 foreign countries. He has published 10 books and in excess of 100 papers. He established the National Center for Entrepreneurship Research at the Ewing Marion Kauffman Foundation and served as its director until his retirement in 1997. He now serves as a consultant to the Center.

DONALD COMRIE

Comrie has served since 1995 as Chairman, President and Co-Founder of Xcape, a leading web-engineering corporation with clients that include McCann Erickson, Anderson Consulting, E-speed, Cantor Fitzgerald, Datek Online, and T.D. Waterhouse Securities. Comrie brings substantial marketing, planning, and commercial educational experience to I-Net Holdings. Prior to co-founding Xcape, Comrie was a product manager with MBI, one of the nation's leading direct marketers. Earlier in his career, he was Director of Operations and Franchise Development for The Princeton Review, one of the most successful educational companies in the United States. Comrie received his MBA and BA from Columbia University.

Richard Dix, Chairman and President of I-Net Holdings, Inc., stated, "In order to provide broad operational, financial and industry expertise to our target companies, I-Net has established an Advisory Board comprised of proven senior executives. Our Advisory Board will provide great insight and value to our entire organization."

I-Net foresees various forms of competition as it attempts to acquire interests in companies. As I-Net implements its business model the following companies may emerge as competitors: CMGI, Inc. (NasdaqNM: CMGI), Internet Capital Group (NasdaqNM: ICGE), Reckon Services (NasdaqNM: RSII), Luminant World Wide (NasdaqNM: LUMT), and Safeguard Scientifics (NYSE: SFE - news).

About Evans Systems, Inc.

Evans Systems, Inc. is currently repositioning itself as a provider of e-commerce marketing and advertising. Currently, business segments include: convenience stores, a chain of retail outlets in South Texas; petroleum marketing, a distributor of petroleum products; and EDCO Environmental, Inc. which provides environmental soil remediation services.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. The forward looking information and statements are contingent upon the timely completion of the merger agreement with I-Net and the previously announced sale of the assets to TSC Service, Inc. Potential risks include the occurrence or non-occurrence of required closing conditions as set forth in the definitive agreements, uncertainties regarding the ability to successfully integrate the combined businesses, as well as the risks discussed in the Evans Systems Annual Report on form


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10-K for the fiscal year ended  September  30, 1999,  as amended.  Investors are cautioned that all forward-looking statements contained herein are reasonable, and assumptions could be inaccurate, and involve certain risk and therefore, there can be no assurance that forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Contact:

     Evans Systems Inc.
     J.L. "Jerry" Evans, 409/245-2424
          or
     I-Net Holdings
     Richard Dix, CEO I-Net
     281/433-3778


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